Exhibit 5.1

Clifford Chance US LLP Two Manhattan West 375 9th Avenue New York, NY 10001

March 2, 2026

HA Sustainable Infrastructure Capital, Inc.

One Park Place

Suite 200

Annapolis, Maryland 21401

Re: Registration Statement on Form S-3 of HA Sustainable Infrastructure Capital, Inc.

We have acted as counsel to HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (the “Company”), Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (the “OP”), HAC Holdings I LLC, a Delaware limited liability company (“HHI”), HAC Holdings II LLC, a Delaware limited liability company (“HHII”), Hannon Armstrong Capital, LLC, a Maryland limited liability company (“HAC”), HAT Holdings I LLC, a Maryland limited liability company (“HAT I”), and HAT Holdings II LLC, a Maryland limited liability company (“HAT II” and, collectively with the OP, HAC, HHI, HHII, HAT I and HAT II, the “Subsidiary Guarantors”) in connection with the registration statement on Form S-3 (No. 333-285461) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this letter to you in connection with the offer and sale by the Company of $400,000,000 aggregate principal amount of its 6.000% Green Senior Unsecured Notes due 2036 (the “Notes”), and the related guarantees of the Subsidiary Guarantors of the Notes (the “Note Guarantees”), to the Underwriters (as defined below) pursuant to an underwriting agreement, dated February 19, 2026 (the “Underwriting Agreement”), by and among the Company, the Guarantors and each of BofA Securities, Inc., Goldman Sachs & Co. LLC, Credit Agricole Securities (USA) Inc., Morgan Stanley & Co. LLC, Rabo Securities USA, Inc. and SMBC Nikko Securities America, Inc., as the representatives of the several underwriters named in Schedule A thereto (the “Underwriters”) and an indenture, dated as of June 24, 2025 (the “Base Indenture”), by and among the Company, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by an officer’s certificate dated as of March 2, 2026 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”). As used herein, the term “Notes” shall include the Note Guarantees, unless the context otherwise requires.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and certain resolutions of the board of directors of the Company (the “Board of Directors”) and of a pricing committee of the Board of Directors (the “Pricing Committee”) relating to the transactions contemplated by the Underwriting Agreement and other related matters, and such corporate, limited partnership, or limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and the Subsidiary Guarantors and public officials and representations and warranties of the parties set forth in the Underwriting Agreement. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (i) following the (a) issuance of the Notes pursuant to the terms of the Underwriting Agreement, and (b) receipt by the Company of the consideration for the Notes specified in the resolutions of the Board of Directors and of the Pricing Committee:

1. the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity); and

2. each Note Guarantee will constitute the valid and binding obligation of the Subsidiary Guarantor that issued such Note Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The foregoing opinions are based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, Delaware Limited Liability Company Act, Delaware Revised Uniform Limited Partnership Act, the Maryland Limited Liability Company Act and the laws of the State of New York, each as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations, and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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